Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:            Jennifer Tweeton

                        Vollmer Public/Investor Relations

                         713-970-2100

SEITEL APPOINTS ROBERT MONSON AS CEO

Board Expanded by Two and Stock Plan Approved

HOUSTON, December 16, 2004 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today announced that Robert D. Monson has been appointed Chief Executive Officer, President, and Director.

"After a diligent search, we recognized that Rob was absolutely the right candidate to lead Seitel's management team," stated Fred Zeidman, chairman of the board. "Rob has an extensive knowledge of the industry and the respect from the board and employees."

"Having served as chief financial officer, I know Seitel's fundamentals are strong," commented Robert Monson. "Going forward, we plan to build on those fundamentals and capitalize on what I believe will be a steadily improving exploration environment."

Mr. Monson has 20 years of experience in the oil and gas industry, including more than four years in the international seismic industry. Before joining Seitel as chief financial officer in May, he served in various financial capacities with Schlumberger Limited since 1985, most recently as business segment chief financial officer for Schlumberger Well Services and the worldwide controller for Oilfield Technology Centers. Prior to this, Mr. Monson served as either treasurer or controller to other Schlumberger entities, including assignments in its New York headquarters and various international locations.

In other news, the company announced it has expanded its board from seven to nine members, and Jay H. Golding and Kevin S. Flannery have joined the Board. "These individuals bring experience and additional diversity to an already strong Board," stated Mr. Zeidman. Seitel also announced that its stockholders approved the company's 2004 stock incentive plan.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada Seitel's seismic data library includes both onshore and offshore three- dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 33,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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